UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 28, 2006

Date of Report (Date of earliest event reported)

SPANSION INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51666	20-3898239
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

915 DeGuigne Drive

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 962-2500

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 28, 2006, Dario Sacomani was appointed as the Executive Vice President and Chief Financial Officer of Spansion Inc. (the “Company”).

Mr. Sacomani, 49, most recently served as CFO, senior vice president and board director at Richardson Electronics, Ltd., where he was employed from June 2002 until December 2005. Prior to Richardson Electronics, Mr. Sacomani was senior vice president, CFO and treasurer of ON Semiconductor, a spin-off of Motorola, Inc., from August 1999 to April 2002. Mr. Sacomani also spent 18 years at Motorola in several finance positions within Motorola’s Semiconductors Products Sector, including as vice president and group controller of the Semiconductor Components Group.

Mr. Sacomani’s annual salary will be approximately $375,000 and he will be eligible to participate in the Company’s Vice President Incentive Plan and Vice President Long-Term Incentive Plan in which his target participation will be 60 percent and 30 percent of his base salary, respectively. Mr. Sacomani’s bonus under the Company’s Vice President Incentive Plan is guaranteed at the target participation level of 60 percent of his base salary for 2006. Mr. Sacomani will be granted an option to purchase 125,000 shares of the Company’s common stock, subject to the approval of the Company’s Board of Directors. As part of Mr. Sacomani’s employment with the Company, he will receive certain employment benefits from the Company, including medical, dental and life and disability coverage, 401(k) contributions, profit sharing contributions and salary deferment options. Mr. Sacomani will also receive a monthly car allowance and reimbursements for physicals and financial planning services.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPANSION INC.

Date: March 1, 2006	By:	/s/ Bertrand F. Cambou
	Name:	Bertrand F. Cambou
	Title:	President and Chief Executive Officer